POWER OF ATTORNEY

 The undersigned hereby constitutes and appoints Guy A. Childs and Roger Wertheimer, the undersigned's true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all Forms 3, Forms 4 or Forms 5 relating to beneficial ownership of securities of The Spectranetics Corporation (the "Issuer"), to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to deliver a copy of the same to the Issuer, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

 This power of attorney shall remain in effect until such time as the undersigned is no longer subject to the provisions of Section 16 of the Securities Exchange Act of 1934 with respect to securities of The Spectranetics Corporation.

 IN WITNESS WHEREOF, the undersigned has caused this power of attorney to be executed this 9th day of October, 2012.

/s/ Robert M Fuchs
Robert Michael Fuchs

The foregoing instrument was acknowledged
before me in the County of El Paso,
State of Colorado, this 9th
day of October, 2012.
/s/ Betty J Wiggins
Notary Public State of Colorado

Notary ID: 20044022093
My commission expires July 25, 2016